Exhibit 10.1

WESTAR ENERGY, INC. RETIREMENT BENEFIT RESTORATION PLAN

The Westar Energy, Inc. Retirement Benefit Restoration Plan (the “Plan”) is adopted effective April 2, 2010. The Plan is established and maintained by Westar Energy, Inc. solely for the purpose of providing benefits in excess of the limitations on benefits imposed by the Internal Revenue Code on qualified retirement plans for certain of its executive officers who participate in the Westar Energy, Inc. Retirement Plan.

Accordingly, Westar Energy, Inc. hereby adopts the Plan pursuant to the terms and provisions set forth below:

ARTICLE I

DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

1.1 “Board” means the Board of Directors of the Company.

1.2 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

1.3 “Company” means Westar Energy, Inc., a Kansas corporation, or, to the extent provided in Section 7.9 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

1.4 “Normal Retirement Date” means the first day of the month coinciding with or next following a Participant’s 65th birthday.

1.5 “Participant” means an executive officer of the Company who is a participant under the Qualified Plan (or any successor or replacement of the Qualified Plan) and who is designated by the Board to receive a benefit payable under the Plan.

1.6 “Plan” means the Westar Energy, Inc. Retirement Benefit Restoration Plan.

1.7 “Qualified Plan” means the Westar Energy, Inc. Retirement Plan last restated effective January 1, 2008. The benefit formula provisions and related definitions of the Qualified Plan are hereby incorporated by reference, including but not limited to the definition of “Earnings” under the Qualified Plan.

1.8 “Qualified Plan Retirement Benefit” means the aggregate benefit payable to a Participant pursuant to the Qualified Plan by reason of his termination of employment with the Company and all affiliates for any reason other than death.

1.9 “Qualified Plan Surviving Spouse Benefit” means the aggregate benefit payable to the Surviving Spouse of a Participant pursuant to the Qualified Plan in the event of the death of the Participant at any time prior to commencement of payment of his Qualified Plan Retirement Benefit.

1.10 “Restoration Retirement Benefit” means the benefit payable to a Participant pursuant to the Plan by reason of his Separation From Service with the Company and all affiliates for any reason other than death.

1.11 “Restoration Surviving Spouse Benefit” means the benefit payable to a Surviving Spouse pursuant to the Plan.

1.12 “Separation From Service” means the Participant’s death, retirement or other termination of employment with the Company. A Separation From Service shall not occur if the Participant is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six (6) months, or if longer, as the Participant’s right to reemployment with the Company is provided either by statute or by contract.

1.13 “Surviving Spouse” means a person who is married to a Participant at the date of his death and for at least one year prior thereto.

1.14 Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

ARTICLE II

ELIGIBILITY

A Participant who is eligible to receive a Qualified Plan Retirement Benefit, the amount of which is reduced by reason of the application of the limitations on benefits imposed by any provisions of the Code, as in effect on the date of the Participant’s Separation From Service, to the Qualified Plan shall be eligible to receive a Restoration Retirement Benefit. The Surviving Spouse of a Participant described in the preceding sentence who dies prior to commencement of payment of his Qualified Plan Retirement Benefit shall be eligible to receive a Restoration Surviving Spouse Benefit.

ARTICLE III

RESTORATION RETIREMENT BENEFIT

3.1 Amount. The Restoration Retirement Benefit payable to an eligible Participant shall be a monthly amount equal to the difference between (a) and (b) below, determined in the form of a straight life annuity over the lifetime of the Participant only, commencing on his Normal Retirement Date:

(a) the monthly amount of the Qualified Plan Retirement Benefit to which the Participant would have been entitled under the Qualified Plan if such Benefit were computed without giving effect to any limitations on benefits imposed by any provisions of the Code;

LESS

(b) the monthly amount of the Qualified Plan Retirement Benefit actually payable to the Participant under the Qualified Plan.

The amounts described in (a) and (b) shall be computed as of the date of Separation from Service of the Participant with the Company and all affiliates.

3.2 Form of Benefit. The Restoration Retirement Benefit payable to a Participant shall be specified by the Participant by notice given to the Company no later than thirty (30) days after the first day of the Participant’s taxable year immediately following the first year the Participant accrues a benefit under this Plan. Such election shall specify either a lump sum or a method of distribution from among the methods of distribution then available under the Qualified Plan. If no such election is made by the Participant on or before the date specified in the immediately preceding sentence, the form of benefit shall be a single life annuity payable over the Participant’s lifetime, or if married at the time benefits commence, shall be an actuarially equivalent 50% joint and survivor annuity, with the survivor annuity payable to the Participant’s spouse over the spouse’s lifetime if the Participant predeceases the spouse.

3.3 Commencement of Benefit. Unless Section 3.4 is applicable, payment of the Restoration Retirement Benefit to a Participant shall commence on the first day of the month coincident with or next following the later of the Participant’s Separation From Service with the Company or age 50. The same early commencement or late commencement factors as specified in the Qualified Plan shall be used in computing the benefit under this Plan.

3.4 Payments to a Key Employee. Notwithstanding anything elsewhere contained in the Plan, a payment shall not be paid to a Participant who is a Key Employee (as defined in Section 416(i)) of the Internal Revenue Code of 1986, as amended without regard to paragraph (5) thereof), if on the date of his Separation From Service the capital stock of the Company is publicly traded on an established securities market or otherwise, earlier than the date six months after the date of his Separation From Service with the Company (or if earlier, the date of his death). On such date any payment which was delayed due to a Participant being a “Key Employee” shall be immediately paid to the Participant along with accrued interest at the prime rate in effect on the date of the Participant’s Separation From Service as reported in The Wall Street Journal (or if no longer reported by said newspaper, then as reported in such other nationally recognized publication as selected by the Company for the period of such delay). If a person is a Key Employee at any time during the 12-month period ending on December 31 of the calendar year before his Separation From Service, he will be treated as a Key Employee for the 12-month period beginning on the following April 1.

3.5 Actuarial Equivalent. A Restoration Retirement Benefit which is payable in any form other than a straight life annuity over the lifetime of the Participant, shall be the actuarial equivalent of the Restoration Retirement Benefit set forth in Section 3.1 above as determined by the same actuarial adjustments as those specified in the Qualified Plan with respect to determination of the amount of the Qualified Plan Retirement Benefit on the date for commencement of payment hereunder. The same early commencement or late commencement factors as specified in the Qualified Plan shall be used in computing the benefit under this Plan.

ARTICLE IV

RESTORATION SURVIVING SPOUSE BENEFIT

4.1 Amount. If a Participant dies prior to commencement of payment of his Qualified Plan Retirement Benefit under circumstances in which a Qualified Plan Surviving Spouse Benefit is payable to his Surviving Spouse, then a Restoration Surviving Spouse Benefit is payable to his Surviving Spouse as hereinafter provided. The monthly amount of the Restoration Surviving Spouse Benefit payable to a Surviving Spouse shall be calculated on the first day of the month coincident or following the later of the date of death of the Participant or the 50th anniversary of the Participant’s birth and shall be equal to the difference between (a) and (b) below as of the specified calculation date:

(a) the monthly amount of the Qualified Plan Survivor Spouse Benefit to which the Surviving Spouse would have been entitled under the Qualified Plan if such Benefit were computed without giving effect to any limitations on benefits imposed by the Code;

LESS

(b) the monthly amount of the Qualified Plan Surviving Spouse Benefit actually payable to the Surviving Spouse under the Qualified Plan.

4.2 Form and Commencement of Benefit. A Restoration Surviving Spouse Benefit shall be the actuarial equivalent of the amount calculated pursuant to Sections 4.1 and 3.5 and shall be paid in a lump sum to the Surviving Spouse on the first day of the month following the later of the date of death of the Participant or the 50th anniversary of the Participant’s birth.

ARTICLE V

ADMINISTRATION OF THE PLAN

5.1 Administration by the Company. The Company shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

5.2 General Powers of Administration. All provisions set forth in the Qualified Plan with respect to the administrative powers and duties of the Company, expenses of administration, and procedures for filing claims shall also be applicable with respect to the Plan. The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan.

5.3 Claims Procedure. The Claims Procedure is set forth in Exhibit A attached hereto.

ARTICLE VI

AMENDMENT OF TERMINATION

6.1 Amendment or Termination. The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution.

6.2 Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly deprive any current or former Participant or Surviving Spouse of all or any portion of any Restoration Retirement Benefit or Restoration Surviving Spouse Benefit payment of which has commenced prior to the effective date of such amendment or termination or which would be payable if the Participant terminated employment for any reason, including death, on such effective date.

ARTICLE VII

GENERAL PROVISIONS

7.1 Funding. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. No Participant, Surviving Spouse or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant, Surviving Spouse or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

7.2 General Conditions. Except as otherwise expressly provided herein, all terms and conditions of the Qualified Plan applicable to a Qualified Plan Retirement Benefit or a Qualified Plan Surviving Spouse Benefit shall also be applicable to a Restoration Retirement Benefit or a Restoration Surviving Spouse Benefit payable hereunder. Any Qualified Plan Retirement Benefit or Qualified Plan Surviving Spouse Benefit, or any other benefit payable under the Qualified Plan, shall be paid solely in accordance with the terms and conditions of the Qualified Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Plan.

7.3 No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

7.4 No Enlargement of Employee Rights. No Participant or Surviving Spouse shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

7.5 Spendthrift Provision. No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

7.6 Applicable Law. The Plan shall be construed and administered under the laws of the State of Kansas.

7.7 Small Benefits. If the actuarial value of any Restoration Retirement Benefit or Restoration Surviving Spouse Benefit is less than $5,000, the Company may pay the actuarial value of such Benefit to the Participant or Surviving Spouse in a single lump sum in lieu of any further benefit payments hereunder.

7.8 Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

7.9 Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 6.2.

7.10 Unclaimed Benefit. Each Participant shall keep the Company informed of his current address and the current address of his spouse. The Company shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Company within three (3) years after the date on which payment of the Participant’s Restoration Retirement Benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any Surviving Spouse of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or Surviving Spouse or any other person and such benefit shall be irrevocably forfeited.

7.11 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, Surviving Spouse or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

7.12 Department of Labor Notice. The Company shall be responsible for filing with the Department of Labor a notice in the form attached hereto as Exhibit B, not later than 120 days after the adoption of this Plan.

7.13 Internal Revenue Code Section 409A. This Plan is intended to meet the requirements of Section 409A of the Code and all terms and provisions shall be construed in accordance with such intent. Any provision of this Plan that would cause the payment, settlement or deferral thereof to fail to satisfy Section 409A of the code may be amended by the Company, to the extent permissible, to comply with Section 409A of the Code, in accordance with regulations and other guidance issued under Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by a duly authorized officer this 2nd day of April, 2010.

WESTAR ENERGY, INC.

By:

EXHIBIT A

CLAIMS PROCEDURES

I.	Initial Claim.

A.	Submitting the Claim

Upon request, the Plan Administrator shall provide any Participant or Beneficiary (“Claimant”) with a claim form which the Claimant can use to request benefits. In addition, the Plan Administrator will consider any written request for benefits under the Plan to be a claim.

B.	Approval of Initial Claim

If a claim for benefits is approved, the Plan Administrator shall provide the Claimant with written or electronic notice of such approval. The notice shall include:

1.	The amount of benefits to which the Claimant is entitled.

2.	The duration of such benefit.

3.	The time the benefit is to commence.

4.	Other pertinent information concerning the benefit.

C.	Denial of Initial Claim

If a claim for benefits is denied (in whole or in part) by the Plan Administrator, the Plan Administrator shall provide the Claimant with written or electronic notification of such denial within ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. (See Section III for the procedures concerning extensions of time.)

The notice of denial of the claim shall include:

1.	The specific reason that the claim was denied.

2.	A reference to the specific plan provisions on which the denial was based.

3.	A description of any additional material or information necessary to perfect the claim, and an explanation of why this material or information is necessary.

4.	A description of the plan’s appeal procedures and the time limits that apply to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) if the claim is denied on appeal.

5.	Any materials required under 29 C.F.R. § 2560.503-1(g)(1)(v).

The Claimant (or his duly authorized representative) may review pertinent documents and submit issues and comments in writing to the Plan Administrator. The Claimant may appeal the denial as set forth in the next section of this procedure. IF THE CLAIMANT FAILS TO APPEAL SUCH ACTION TO THE PLAN ADMINISTRATOR IN WRITING WITHIN THE PRESCRIBED PERIOD OF TIME DESCRIBED IN THE NEXT SECTION, THE PLAN ADMINISTRATOR’S DENIAL OF A CLAIM SHALL BE FINAL, BINDING AND CONCLUSIVE.

II.	Appeal Procedures

A.	Filing the Appeal

In the event that a claim is denied (in whole or in part), the Claimant may appeal the denial by giving written notice of the appeal to the Plan Administrator within 60 days after the Claimant receives the notice of denial of the claim.

At the same time the Claimant submits a notice of appeal, the Claimant may also submit written comments, documents, records, and other information relating to the claim. Westar Energy, Inc. (“Company”) (or its designee) shall review and consider this information without regard to whether the information was submitted or considered in conjunction with the initial claim.

B.	General Appeal Procedure

Company may hold a hearing or otherwise ascertain such facts as it deems necessary and shall render a decision which shall be binding upon both parties.

Company shall render a decision on appeal within sixty (60) days after the receipt by the Plan Administrator of the notice of appeal, unless special circumstances require an extension of time. (See Section III for the procedures concerning extensions of time.)

The appeal decision of Company shall be provided in written or electronic form to the Claimant. If the appeal decision is adverse to the Claimant, then the written decision shall include the following:

1.	The specific reason or reasons for the appeal decision.

2.	Reference to the specific plan provisions on which the appeal decision is based.

3.	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. (Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to 29 C.F.R. § 2560.503-1 (m)(8).)

4.	A statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures.

5.	A statement of the Claimant’s right to bring an action under Section 502(a) of the Employee Retirement Income Security Act.

III.	Extensions of Time

A.	Notice of Extension

If Company requires an extension of time, Company shall provide the Claimant with written or electronic notice of the extension before the first day of the extension.

The notice of the extension shall include:

1.	An explanation of the circumstances requiring the extension. These circumstances must be matters beyond the control of the Plan or Company.

2.	The date by which the Administrator or Company expects to render a decision.

3.	The standard on which the Claimant’s entitlement to a benefit is based.

4.	The unresolved issues, if any, that prevent a decision on the claim or on appeal, and the information needed to resolve those issues. In the event that such information is needed:

a.	The Claimant shall have at forty-five (45) days in which to provide the specified information.

b.	The time for determining an initial claim shall be tolled from the date on which the notice of extension is sent to the Claimant, until the date on which the Claimant responds to the request for additional information.

B.	Length of Extension

For purposes of an initial claim, no more than one extension of ninety (90) days shall be allowed.

For purposes of an appeal, no more than one extension of sixty (60) days shall be allowed.

EXHIBIT B

CERTIFIED MAIL

RETURN RECEIPT NO.

Secretary of Labor

Top Hat Plan Exemption

Employee Benefits Security Administration

Room N-1513

U.S. Department of Labor

200 Constitution Avenue NW

Washington, DC 20210

WESTAR ENERGY, INC.

REPORTING AND DISCLOSURE COMPLIANCE STATEMENT

In compliance with Section 110 of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Regulations thereunder, found at 29 CFR 2520.104-23, Westar Energy, Inc. is filing this Reporting and Disclosure Compliance Statement and in connection herewith provides the following information:

EMPLOYER	WESTAR ENERGY, INC.
ADDRESS:	818 SOUTH KANSAS AVE. P.O. BOX 889 TOPEKA, KS 66612
EMPLOYER IDENTIFICATION #:	48-0290150
PLAN NAME:	WESTAR ENERGY, INC. RETIREMENT BENEFIT RESTORATION PLAN
NUMBER OF PLANS:	[ ONE ]
NUMBER OF EMPLOYEES PARTICIPATING IN PLAN:	[ ]

Westar Energy, Inc. maintains the above-named unfunded Plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Westar Energy, Inc. will provide the plan documents to the Secretary of Labor upon request, as required by Section 104(a)(1) of ERISA.

WESTAR ENERGY, INC.

By:

Title:
Date: